MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2025

Revenue growth of 15.1% in the Third Quarter 2025 compared to Third Quarter 2024
Earnings per common share, diluted, of $0.01, includes $0.08 loss per common share accrual for litigation

CALABASAS, Calif., November 7, 2025 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, or “MMI”) (NYSE: MMI), a leading national real estate services firm specializing in commercial real estate investment sales, financing, research and advisory services, reported its third quarter financial results today.
Third Quarter 2025 Highlights Compared to Third Quarter 2024
•Total revenue of $193.9 million, an increase of 15.1% compared to $168.5 million
•Brokerage commissions of $162.2 million, an increase of 14.2% compared to $142.0 million
•Private Client Market brokerage revenue of $102.3 million, an increase of 16.9% compared to $87.5 million
•Middle Market and Larger Transaction Market brokerage revenue of $52.5 million, an increase of 6.5% compared to $49.3 million
•Financing fees of $26.3 million, an increase of 27.7% compared to $20.6 million
•Net income of $0.2 million, or $0.01 per common share, diluted, compared to net loss of $5.4 million, or $0.14 per common share, diluted
•Earnings per common share, diluted, of $0.01 includes $0.08 loss per common share accrual for litigation
•Adjusted EBITDA1 of $6.9 million, compared to approximately breakeven
Nine Months 2025 Highlights Compared to Nine Months 2024
•Total revenue of $511.2 million, an increase of 12.1% compared to $456.0 million
•Brokerage commissions of $427.2 million, an increase of 10.4% compared to $386.9 million
•Private Client Market brokerage revenue of $273.5 million, an increase of 11.4% compared to $245.5 million
•Middle Market and Larger Transaction Market brokerage revenue of $135.6 million, an increase of 7.6% compared to $126.1 million
•Financing fees of $70.7 million, an increase of 32.6% compared to $53.3 million
•Net loss of $15.2 million, or $0.39 per common share, diluted, compared to net loss of $20.9 million, or $0.54 per common share, diluted
•Adjusted EBITDA1 of $(0.4) million, compared to $(8.7) million

“We delivered solid third quarter results that reflect our strength in navigating ongoing market complexities,” said Hessam Nadji, President and Chief Executive Officer of Marcus & Millichap. “Our fifth consecutive quarter of year-over-year revenue growth was driven by expanded client outreach, leading research content and gradually improving bid/ask spreads. MMI’s private client business showed particular strength in both sales and financing as banks and credit unions continued to expand lending. At the same time, the company’s expansion into larger transactions remains on track despite tough year-over-year comparisons driven by outsized revenue growth in the segment last year.”

Mr. Nadji continued, “We are encouraged by our strong pipeline, improved hiring and the company’s near record exclusive inventory levels. Although the 10-year Treasury yield has not been as responsive to the Fed’s recent rate cut compared to a year ago, the more accommodative stance supports further improvement in trading volumes. We remain focused on productivity growth through technology and AI investments, strategic acquisitions and growing the MMI brand to drive long-term value for our clients and shareholders.”

1 Please refer to the reconciliation of GAAP measures to non-GAAP measures at the end of this release for more information.

Third Quarter 2025 Results Compared to Third Quarter 2024
Total revenue for the third quarter 2025 was $193.9 million, an increase of 15.1%, compared to $168.5 million for the same period in the prior year.

For real estate brokerage commissions, revenue was $162.2 million, an increase of 14.2%, compared to the same period in the prior year. The increase was primarily attributed to a 19.2% increase in the total number of transactions and a 28 basis point increase in the average commission rate earned, partially offset by a 2.0% decrease in total sales volume compared to the third quarter 2024. The increase in the average commission rate was due to the revenue shift from the Middle Market and Larger Transaction Market to the Private Client Market, which generally earns higher commission. The Private Client Market revenue increased by 16.9%, while the combined Middle Market and Larger Transaction Market revenue increased by 6.5%.

For financing fees, revenue was $26.3 million, an increase of 27.7%, compared to the same period in the prior year. The increase was primarily attributed to a 34.4% increase in total financing volume, partially offset by a four basis point decrease in the average fee rate earned compared to the third quarter 2024.

Total operating expenses for the third quarter 2025 were $196.3 million, compared to $180.0 million for the same period in the prior year. The change was primarily due to an increase of $16.2 million in cost of services. Cost of services as a percentage of total revenue increased by 20 basis points to 62.4% compared to the same period during prior year.

Selling, general and administrative expenses for the third quarter 2025 were $72.5 million, compared to $70.7 million for the same period in the prior year. The increase was primarily due to a $4.0 million accrual related to an ongoing litigation matter, partially offset by a decrease in compensation related costs.

Net income for the third quarter 2025 was $0.2 million, or $0.01 per common share, diluted, compared to a net loss of $5.4 million, or $0.14 per common share, diluted, for the same period in the prior year. Earnings per common share, diluted, includes $0.08 loss per common share accrual for litigation. Adjusted EBITDA increased by $6.9 million from approximately breakeven, primarily as a result of the increase in operating income.
Nine Months 2025 Results Compared to Nine Months 2024
Total revenues for the nine months ended September 30, 2025 were $511.2 million, compared to $456.0 million for the same period in the prior year, an increase of $55.2 million, or 12.1%. Total operating expenses for the nine months ended September 30, 2025 increased by 9.0% to $540.3 million compared to $495.6 million for the same period in the prior year. Cost of services as a percentage of total revenues increased to 61.8%, up 50 basis points compared to the first nine months of 2024. The Company’s net loss for the nine months ended September 30, 2025 was $15.2 million, or $0.39 per common share, diluted, compared to $20.9 million, or $0.54 per common share, diluted for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2025 was $(0.4) million compared to $(8.7) million for the same period in the prior year. As of September 30, 2025, the Company had 1,669 investment sales and financing professionals, compared to 1,678 at the end of the same period last year.
Capital Allocation
On July 31, 2025, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, which was paid on October 6, 2025, to stockholders of record at the close of business on September 15, 2025.

During the nine months ended September 30, 2025, the Company repurchased 264,554 shares of common stock at an average price of $30.33 per share for a total price of $8.0 million. Since August 2022, the Company has repurchased 2,405,976 shares of common stock at an average price of $32.03 per share for a total price of $77.1 million.

After accounting for shares repurchased through November 4, 2025, Marcus & Millichap has approximately $59.0 million available to repurchase shares under its share repurchase program. No time limit has been established for the completion of the share repurchase program, and the repurchases are expected to be executed from time-to-time, through open market purchases or privately negotiated transactions, including through Rule 10b5-1 plans, subject to general business and market conditions and other investment opportunities.

Business Outlook
Notwithstanding the ongoing price discovery and wider than normal bid/ask spreads, the Company believes the commercial real estate transaction market is poised to overcome the near-term challenges which are currently expected to extend through 2025. Accordingly, the Company believes it remains well-positioned to return to long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all U.S. commercial property transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI had an estimated 19% share of this segment by transaction count in 2024.

Key factors that may influence the Company’s business during the remainder of 2025 include:
•Volatility in transactional activity and investor sentiment driven by:
•The still potentially volatile cost of debt capital
•Interest rate uncertainty, the potential for rising inflation and the heightened bid-ask spread between buyers and sellers
•Risks of a potential recession and its unfavorable impact to commercial real estate space demand
•Possible impact to market sentiment related to the U.S. administration’s tariff, immigration and other policy changes which may influence transaction velocity and/or future fluctuations in interest rates, sales and financing activity
•Increases in operating expenses driven by labor costs, insurance, taxes and cost of construction materials
•The implementation of new tax laws, many of which are beneficial to commercial real estate investors
•Volatility in the markets in which the Company operates
•Increases in costs related to in-person events, client meetings, and conferences
•Global geopolitical uncertainty, which may cause investors to refrain from transacting
•The potential for acquisition activity and subsequent integration
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 7, 2025 through 11:59 p.m. Eastern Time on Friday, November 21, 2025 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13755737.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national real estate services firm specializing in commercial real estate investment sales, financing services, research and advisory services. As of December 31, 2024, the Company had 1,712 investment sales and financing professionals in more than 80 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to its clients. Marcus & Millichap, Inc. closed 7,836 transactions in 2024, with a sales volume of $49.6 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including our expectations regarding the long-term outlook of the commercial real estate transaction market, and our positioning within it, our belief relating to the Company’s long-term growth, our assessment of the key factors influencing the Company’s business outlook, including the expectation for future interest rate cuts or rising inflation and likely impact of such cuts or inflation on commercial real estate demand, and the execution of our capital return program, including a semi-annual dividend and stock repurchase program. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets, a worsening of economic conditions, and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of inflation and changes to interest rates;
•our ability to attract and retain qualified senior executives, managers, and investment sales and financing professionals;
•the impact of forgivable loans and related expense resulting from the recruitment and retention of agents;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cybersecurity risks and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, tariffs and trade regulations, executive orders, employment laws, or other government regulation affecting our business;
•the impact of litigation and our success in appealing any judgments entered against us;
•our ability to successfully identify, negotiate, execute, and integrate accretive acquisitions; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “goal,” “expect,” “predict,” “potential,” “should,” and similar expressions, as they relate to our Company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Quarterly Report on Form 10-Q (“Form 10-Q”) for the quarter ended September 30, 2025. As a result, all financial results described in this release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
Real estate brokerage commissions	$162,166	$141,970	$427,205	$386,868
Financing fees	26,292	20,582	70,681	53,303
Other revenue	5,434	5,959	13,320	15,811
Total revenue	193,892	168,511	511,206	455,982
Operating expenses:
Cost of services	120,996	104,754	315,962	279,703
Selling, general and administrative	72,527	70,672	215,629	204,591
Depreciation and amortization	2,743	4,550	8,745	11,301
Total operating expenses	196,266	179,976	540,336	495,595
Operating loss	(2,374)	(11,465)	(29,130)	(39,613)
Other income, net	4,041	5,321	13,518	15,701
Interest expense	(197)	(208)	(584)	(611)
Income (loss) before provision (benefit) for income taxes	1,470	(6,352)	(16,196)	(24,523)
Provision (benefit) for income taxes	1,230	(967)	(979)	(3,613)
Net income (loss)	$240	$(5,385)	$(15,217)	$(20,910)

Earnings (loss) per share:
Basic	$0.01	$(0.14)	$(0.39)	$(0.54)
Diluted	$0.01	$(0.14)	$(0.39)	$(0.54)
Weighted average common shares outstanding:
Basic	39,013	38,762	38,982	38,629
Diluted	39,175	38,762	38,982	38,629

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $12.2 billion for the three months ended September 30, 2025, encompassing 2,289 transactions consisting of $8.3 billion for real estate brokerage (1,586 transactions), $2.9 billion for financing (406 transactions) and $1.0 billion in other transactions, including consulting and advisory services (297 transactions). Total sales volume was approximately $33.9 billion for the nine months ended September 30, 2025, encompassing 6,065 transactions consisting of $23.0 billion for real estate brokerage (4,136 transactions), $8.2 billion for financing (1,152 transactions) and $2.7 billion in other transactions, including consulting and advisory services (777 transactions). As of September 30, 2025, the Company had 1,569 investment sales professionals and 100 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2025	2024	2025	2024
Average Number of Investment Sales Professionals	1,554	1,589	1,558	1,616
Average Number of Transactions per Investment Sales Professional	1.02	0.84	2.65	2.29
Average Commission per Transaction	$102,248	$106,664	$103,289	$104,418
Average Commission Rate	1.94%	1.66%	1.85%	1.81%
Average Transaction Size (in thousands)	$5,270	$6,407	$5,569	$5,764
Total Number of Transactions	1,586	1,331	4,136	3,705
Total Sales Volume (in millions)	$8,358	$8,527	$23,033	$21,357

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2025	2024	2025	2024
Average Number of Financing Professionals	101	103	101	101
Average Number of Transactions per Financing Professional	4.02	3.09	11.41	8.16
Average Fee per Transaction	$50,246	$50,351	$49,176	$49,725
Average Fee Rate	0.71%	0.75%	0.69%	0.73%
Average Transaction Size (in thousands)	$7,065	$6,712	$7,108	$6,818
Total Number of Transactions	406	318	1,152	824
Total Financing Volume (in millions)	$2,868	$2,134	$8,188	$5,618
(1)Operating metrics exclude certain financing fees not directly associated with transactions.

The following table sets forth the number of transactions, sales volume and revenue by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	244	$151	$7,356	203	$109	$5,183	41	$42	$2,173
Private Client Market ($1 – <$10 million)	1,164	3,758	102,323	957	3,037	87,494	207	721	14,829
Middle Market ($10 – <$20 million)	106	1,405	26,139	88	1,229	19,402	18	176	6,737
Larger Transaction Market (≥$20 million)	72	3,044	26,348	83	4,152	29,891	(11)	(1,108)	(3,543)
	1,586	$8,358	$162,166	1,331	$8,527	$141,970	255	$(169)	$20,196

	Nine Months Ended September 30,
	2025			2024			Change
Real Estate Brokerage	Number	Volume	Revenue	Number	Volume	Revenue	Number	Volume	Revenue
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	657	$396	$18,032	596	$328	$15,299	61	$68	$2,733
Private Client Market ($1 – <$10 million)	3,026	9,791	273,542	2,687	8,526	245,473	339	1,265	28,069
Middle Market ($10 – <$20 million)	262	3,540	66,251	226	3,113	53,630	36	427	12,621
Larger Transaction Market (≥$20 million)	191	9,306	69,380	196	9,390	72,466	(5)	(84)	(3,086)
	4,136	$23,033	$427,205	3,705	$21,357	$386,868	431	$1,676	$40,337

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	September 30, 2025 (unaudited)	December 31, 2024
Assets
Current assets:
Cash, cash equivalents, and restricted cash (restricted cash of $11,036 and $10,678 at September 30, 2025 and December 31, 2024, respectively)	$117,360	$153,445
Commissions receivable	17,931	18,804
Prepaid expenses	8,871	9,311
Income tax receivable	6,371	6,030
Marketable debt securities, available-for-sale (amortized cost of $129,413 and $189,667 at September 30, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	129,420	189,667
Advances and loans, net	12,405	17,519
Other assets, current	17,449	15,543
Total current assets	309,807	410,319
Property and equipment, net	24,487	26,139
Operating lease right-of-use assets, net	75,257	81,120
Marketable debt securities, available-for-sale (amortized cost of $134,567 and $52,366 at September 30, 2025 and December 31, 2024, respectively, and $0 allowance for credit losses)	134,719	51,147
Assets held in rabbi trust	13,266	12,191
Deferred tax assets, net	48,711	48,080
Goodwill and other intangible assets, net	42,026	43,521
Advances and loans, net	139,063	173,657
Other assets, non-current	25,158	23,626
Total assets	$812,494	$869,800
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$14,715	$13,737
Deferred compensation and commissions	42,192	67,197
Operating lease liabilities	19,278	18,522
Accrued bonuses and other employee related expenses	18,758	25,485
Other liabilities, current	18,243	8,076
Total current liabilities	113,186	133,017
Deferred compensation and commissions	29,793	33,257
Operating lease liabilities	59,277	65,701
Other liabilities, non-current	7,997	7,007
Total liabilities	210,253	238,982
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2025 and December 31, 2024, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,061,075 and 38,856,790 at September 30, 2025 and December 31, 2024, respectively	4	4
Additional paid-in capital	186,778	173,340
Retained earnings	415,288	458,907
Accumulated other comprehensive income (loss)	171	(1,433)
Total stockholders’ equity	602,241	630,818
Total liabilities and stockholders’ equity	$812,494	$869,800

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income (loss) before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash, cash equivalents, and restricted cash, (ii) interest expense, (iii) provision (benefit) for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating income (loss) or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net loss, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss)	$240	$(5,385)	$(15,217)	$(20,910)
Adjustments:
Interest income and other(1)	(3,487)	(4,498)	(11,898)	(13,806)
Interest expense	197	208	584	611
Provision (benefit) for income taxes	1,230	(967)	(979)	(3,613)
Depreciation and amortization	2,743	4,550	8,745	11,301
Stock-based compensation	5,966	6,071	18,368	17,755
Adjusted EBITDA	$6,889	$(21)	$(397)	$(8,662)
(1)Other includes net realized gains (losses) on marketable debt securities, available-for-sale.
Glossary of Terms
•Private Client Market: transactions with values from $1 million to up to but less than $10 million
•Middle Market: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com